Exhibit 99.1

Eclipse Resources Announces Revised Capital Budget, Production Guidance and Joint Venture Process Update

STATE COLLEGE, Pa. April 14, 2015 – Eclipse Resources Corporation (“Eclipse Resources” or “Company”) (NYSE:ECR) today provided an update to its 2015 Capital Budget, its first quarter 2015 estimated production and additional guidance on its operations in 2015. Highlights of the announcement included:

•	Eclipse Resources estimates that first quarter 2015 production averaged approximately 160 MMcfe per day, a 316% increase relative to the first quarter of 2014 and a 29% sequential increase over fourth quarter 2014 production

•	For the full year 2015, Eclipse Resources expects production to be between 180 MMcfe per day and 190 MMcfe per day representing production growth at the midpoint of this range of 154% over 2014 average daily production

•	Eclipse Resources’ Board of Directors has approved a capital budget of $352 million for 2015

•	Following discussions with various financial partners, Eclipse Resources has made the decision not to pursue a drilling joint venture at this time

Joint Venture Process:

Over the course of the last three months, Eclipse Resources has entered into discussions with several parties to explore the possibility of entering into a drilling joint venture on Eclipse’s current acreage position. After completing a thorough review and analysis of the potential options available and receiving numerous proposals, Eclipse Resources does not intend to enter into such an arrangement at this time.

Commenting on the joint venture process undertaken by the Company, Benjamin Hulburt, Chairman and CEO said, “While there was significant interest in forming such a venture from numerous parties, we have concluded that the more accretive course of action is not to enter into a drilling joint venture at this time. Given Eclipse Resource’s strong liquidity position following the completion of the $434 million private placement coupled with the currently undrawn $125 million revolver, we have decided to continue to develop our strong asset base ourselves until commodity prices recover.”

Operational Update:

Eclipse Resources also announced today its initial production estimate for the first quarter 2015 of approximately 160 MMcfe per day. This production represents a 29% increase over the fourth quarter 2014 and a 316% increase over the first quarter of 2014. The production mix during the first quarter was approximately 67% natural gas, 18% natural gas liquids and 15% oil. During the first quarter of 2015, Eclipse Resources turned 11 gross operated and 9 gross non-operated wells into sales for a total of 20 gross wells (13 net wells) to sales. Of these 20 gross wells, 13 wells are in the condensate type curve areas, 3 are in the dry gas type curve areas and 4 are in the rich gas type curve areas.

2015 Capital Budget and Guidance:

Eclipse Resources announced today that its Board of Directors has approved a revised capital budget of $352 million for 2015, representing a 45% reduction from its initial capital budget for the year, and a 57% decrease from 2014. The Company expects to spud approximately 19 net operated wells, and 2 net non-operated wells. The company expects to place 29 net wells (18 net operated wells and 11 net non-operated) wells into sales during the year.

For the full year 2015, Eclipse Resources expects total production to be between 180 MMcfe per day and 190 MMcfe per day. The midpoint of this guidance represents an approximately 154% increase over 2014.

	First Quarter 2015	Second Quarter 2015	Full Year 2015
Production (MMcfe/d)	~160	170- 180	180 - 190
% Natural Gas	66% - 68%	62% - 64%	67% - 70%
% NGL	17% - 19%	18% - 20%	15% - 19%
% Oil	14% - 16%	17% - 19%	13% - 16%
Natural Gas Price Differential from NYMEX / Mcf(a)(b)	$(0.60)-$(0.70)	$(0.75)-$(0.85)	$(0.70)-$(0.80)
Oil Price Differential from NYMEX WTI / Bbl(a)	$(12.00) - $(14.00)	$(12.00) - $(15.00)	$(11.00) - $(15.00)
NGL Price as a % of WTI(a)	40% - 42%	37% - 42%	37% - 42%
Operating Expense / Mcfe((c)	$1.30 - $1.40	$1.40 - $1.48	$1.35 - $1.45
Cash General & Administrative(d)	$13 - $14 million	$13.5 - $14.5 million	$55 - $58 million
Capital Expenditures(e)			$352 million

(a)	Excludes impact of hedges
(b)	Includes the cost of utilized firm transportation capacity
(c)	Excludes DD&A, exploration and general and administrative expenses
(d)	Excludes costs associated with rig terminations which will be booked as expenses in general & administrative
(e)	Includes routine lease acquisition and land related expenses. Excludes land and producing asset acquisitions

Benjamin Hulburt, commenting on the capital plan and production guidance, stated, “The revised capital budget now in place will allow us to maintain a strong balance sheet and liquidity position while still targeting a peer leading production growth profile in this current low commodity price environment.

We continue to be excited about what we expect our operating team to accomplish this year and expect to see continued outstanding results from our top tier asset base.”

Eclipse Resources has posted a new investors presentation on its website at www.eclipserources.com, which contains additional guidance for the first and second quarters of 2015 and the full year 2015.

Addition to Management Team:

Eclipse Resources is pleased to announce the addition of Douglas Kris to the team as Vice President of Investor Relations. Douglas brings over 20 years of financial markets and institutional equity experience, with a deep knowledge base in the oil & gas sector. Prior to Eclipse Resources, Douglas served as Managing Director at boutique energy firm KLR Group, as well as had a 16 year career at BMO Capital Markets. Douglas is also a member of the National Association of Petroleum Investment Analysts (NAPIA) and the US Association of Energy Economics (USAEE). He received his BBA in Finance from Saint Bonaventure University.

About Eclipse Resources

Eclipse Resources is an independent exploration and production company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin, including the Utica and Marcellus Shales. For more information, please visit the Company’s website at www.eclipseresources.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this press release, regarding Eclipse Resources’ strategy, future operations, financial position, estimated revenues and income/losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “plan,” “endeavor,” “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Eclipse Resources’ current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in Eclipse Resources’ Annual Report on Form 10-K filed with the Securities Exchange Commission on March 9,2015 (the “2014 Annual Report”), and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q.

Forward-looking statements may include statements about Eclipse Resources’ business strategy; reserves; general economic conditions; financial strategy, liquidity and capital required for developing its properties and timing related thereto; realized natural gas, NGLs and oil prices; timing and amount of future production of natural gas, NGLs and oil; its hedging strategy and results; future drilling plans; competition and government regulations, including those related to hydraulic fracturing; the anticipated benefits under its commercial agreements; pending legal matters relating to its leases; marketing of natural gas, NGLs and oil; leasehold and business acquisitions; the costs, terms and availability of gathering, processing, fractionation and other midstream services; general economic conditions; credit markets; uncertainty regarding its future operating results, including initial production rates and liquid yields in its type curve areas; and plans, objectives, expectations and intentions contained in this press release that are not historical.

Eclipse Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to; legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility and the recent significant decline of the price of natural gas, NGLs, and oil, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Risk Factors” in the 2014 Annual Report and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Reports on Form 10-Q. Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, NGLs and oil that are ultimately recovered.

All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Eclipse Resources or persons acting on the Company’s behalf may issue.

Contact:

Eclipse Resources Corporation

Douglas Kris, Vice President: Investor Relations

(814)325-2059

dkris@eclipseresources.com